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                                   EXHIBIT 5


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                               November 10, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


        Re:     FNB Corp.
            Registration Statement on Form S-4
            Registration No. 333-34575


Gentlemen:


     We have represented FNB Corp., a North Carolina corporation with its principal office and place of business located in Asheboro, North Carolina (the "Corporation"), in connection with the proposed merger (the "Merger") of Home Savings Bank of Siler City, Inc., SSB, a North Carolina savings bank with its principal office and place of business located in Siler City, North Carolina ("Home Savings"), with and into First National Bank and Trust Company, a national banking corporation with its principal office and place of business located in Asheboro, North Carolina and a wholly owned subsidiary of the Corporation ("First National"), pursuant to the Agreement and Plan of Merger dated June 3, 1997 by and among Home Savings, the Corporation and First National (the "Agreement") as described in the Registration Statement on Form S-4, including all amendments thereto (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission"). This opinion is delivered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended (the "Act").


     Pursuant to the terms of the Merger, the Corporation will issue to the shareholders of Home Savings shares of the Corporation's common stock, $2.50 par value (the "Common Stock"), in the event the Merger is consummated. Accordingly, the Corporation will register such shares with the Commission under the Act by filing the Registration Statement.


     To opine as to the legality of the securities to be issued by the Corporation, we have examined the Corporation's Articles of Incorporation, and all amendments thereto, its Amended and Restated Bylaws, the minutes of its Board of Directors and such of its corporate records as we deemed necessary or appropriate, the Registration Statement and all amendments thereto filed with the Commission, including the Prospectus/Proxy Statement therein (the "Prospectus/Proxy Statement") and the Agreement. For purposes of this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of such documents.


     Based upon our review (and subject to the Registration Statement becoming and remaining effective, approval of the Merger by Home Savings' shareholders, receipt of all required regulatory approvals and consummation of the Merger on the terms and in the manner described in the Agreement), we are of the opinion that all necessary corporate action has been taken to authorize the issuance of the shares of Common Stock as contemplated by the Agreement, and such shares, if and when issued in accordance with the procedures described in the Agreement, will be validly issued, fully paid and nonassessable.


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     We hereby consent to the use of this opinion as Exhibit 5 of the
Registration Statement relating to the offering referred to above, as filed with the Commission under the Act, and to any reference to this opinion and to our firm name under the heading "Opinions" in the Prospectus/Proxy Statement. We do not, however, thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.


                                          Very truly yours,


                                          /s/ SCHELL BRAY AYCOCK ABEL &
                                          LIVINGSTON P.L.L.C.